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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2017
FINANCIAL RESULTS

Fourth Quarter 2017:

•	Sales of $373 million, up 15% from last year’s fourth quarter; Organic Sales up 10%

•	Operating Margin of 13.3%; Adjusted Operating Margin of 13.7%, down 230 bps

•	GAAP EPS of ($1.10) including a $1.79 charge for new U.S. tax legislation

•	Adjusted EPS of $0.71, up 6% versus prior year
Full Year 2017:

•	Sales of $1,436 million, up 17% from 2016; Full Year Organic Sales up 11%

•	Operating Margin of 14.6%; Adjusted Operating Margin of 14.8%, down 120 bps

•	GAAP EPS of $1.09 including a $1.77 charge for new U.S. tax legislation

•	Adjusted EPS of $2.88, up 14% from 2016
2018 Outlook:

•	2018 Expected Sales Growth of 4% to 6%; Organic Sales Growth of 3% to 5%

•	2018 Adjusted Net Income of $2.98 to $3.13 per Share; Up 3% to 9% from 2017 Adjusted Net Income of $2.88 per Share

BRISTOL, Conn., February 16, 2018 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products and differentiated industrial technologies, today reported financial results for the fourth quarter and full year 2017.
Fourth quarter 2017 net sales of $373 million were up 15% from $324 million in the prior year period driven by strong organic sales growth (1) of 10%. Foreign exchange favorably impacted sales by approximately 4% while acquisition sales contributed 1%. Net loss for the fourth quarter was ($59.2) million, or ($1.10) per diluted share, compared to net income of $36.7 million, or $0.67 per diluted share, a year ago. In the fourth quarter of 2017, the Company recorded a charge of $96.7 million related to the new U.S. tax legislation. On an adjusted basis, net income was $0.71 per diluted share, up 6% from $0.67 last year. Adjusted net income per diluted share in the fourth quarter of 2017 excludes a $1.79 charge related to new U.S. tax laws and $0.02 per share related to restructuring actions within our Industrial Segment. Fourth quarter 2016 adjusted net income per share excludes $0.03 of FOBOHA short-term purchase accounting adjustments in our Industrial Segment and a $0.03 benefit related to a contract termination dispute in our Aerospace Segment.

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For the full year 2017, Barnes Group generated net sales of $1,436 million, up 17% from $1,231 million in the prior year. Full year organic sales were up 11%, while acquisitions contributed 5% and favorable foreign exchange provided 1%. Net income for the year was $59.4 million, or $1.09 per diluted share, compared to $135.6 million, or $2.48 per diluted share, a year ago. On an adjusted basis, net income was $2.88 per diluted share, up 14% from $2.53 last year. For 2017, adjusted net income per share excludes a $1.77 charge related to tax law changes, $0.03 of FOBOHA short-term purchase accounting adjustments and a $0.01 benefit from restructuring actions. Adjusted net income per share for 2016 excludes $0.05 of FOBOHA short-term purchase accounting adjustments and acquisition transaction costs in our Industrial Segment and a contract termination arbitration award which offset related charges in our Aerospace Segment.
A table reconciling 2017 and 2016 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Barnes Group delivered a strong 2017 with double-digit organic sales and adjusted earnings per share growth,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Our sustained focus on enhancing our portfolio and pipeline of innovative products and services, advancing the Barnes Enterprise System (“BES”), and developing a high-performing global organization has resulted in continued progress along our transformation journey and positions us to perform well moving forward.”

“Accordingly, we expect 2018 to be another solid year as generally favorable end markets coupled with our BES emphasis on driving commercial, operational and financial excellence across our Company are anticipated to drive revenue, margin, and earnings growth,” added Dempsey.

Industrial

•
Fourth quarter 2017 sales were $254.3 million, up 18% from $215.7 million in the prior year period. Organic sales increased by 11%, with growth across all three business units; Molding Solutions, Nitrogen Gas Products, and Engineered Components. Favorable foreign exchange increased sales by approximately $13.1 million, or 6%, while acquisition revenues were $2.6 million, or 1%.

•
Operating profit in the fourth quarter was $26.9 million, down 11% from $30.2 million in the prior year period, as continuing higher costs incurred on certain programs within Engineered Components’ Associated Spring business and incentive compensation at select SBUs were only partially offset by the profit benefit of increased sales and the absence of $1.8 million in FOBOHA short-term purchase accounting adjustments taken last year. The fourth quarter of 2017 includes restructuring related costs of $1.4 million related to two previously announced plant consolidations. Excluding this item, adjusted operating profit was $28.3 million, down 12% from an adjusted $32.0 million a year ago. Adjusted operating margin was 11.1%, down 370 bps, driven by lower productivity, primarily at Engineered Components, and a low margin contribution from the FOBOHA business.

•
Full year 2017 sales were $973.9 million, up 18% from $824.2 million last year. Organic sales were up 10%, while acquisitions contributed 7% and favorable foreign exchange contributed 1%. Full year operating profit of $127.1 million was down 2% from $129.7 million in the prior year.

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On an adjusted basis, operating profit was $129.4 million for 2017 versus $133.2 million a year ago, a decrease of 3%. Adjusted operating margin was 13.3%, down 290 bps from last year.

Aerospace

•
Fourth quarter 2017 sales were $118.7 million, up 9% from $108.5 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 6% due to the continuing ramp of new engine programs. Aerospace aftermarket sales increased 17% from continuing growth in maintenance, repair and overhaul (“MRO”), and spare parts sales.

•
Operating profit was $22.7 million for the fourth quarter of 2017, up 7% as compared to $21.1 million in the prior year period, reflecting the profit impact from higher sales volumes and productivity benefits, partially offset by scheduled price deflation. Excluding a contract termination award of $1.4 million in the fourth quarter of 2016, adjusted operating profit was up 15% from $19.8 million a year ago while operating margin of 19.1% was up 90 bps from an adjusted 18.2% a year ago.

•
Full year 2017 sales were $462.6 million, up 14% from $406.5 million last year. Operating profit was $83.2 million, up 33%, versus $62.5 million a year ago. Full year 2017 Aerospace operating profit was up 30% versus an adjusted $64.1 in the prior year. Operating margin was 18% versus an adjusted 15.8% last year, up 220 bps.

•
Aerospace OEM backlog ended 2017 at $714 million, up 14% compared to a year ago and up 1% sequentially from the third quarter of 2017. The Company expects to ship approximately 50% of this backlog over the next 12 months.

Additional Information

•	Full year 2017 interest expense increased $2.7 million to $14.6 million primarily as a result of a higher average effective interest rate versus a year ago.

•	Other income, net for the year decreased $2.3 million versus a year ago primarily due to the absence of $1.4 million of interest income related to the contract termination arbitration award in 2016.

•
The Company’s effective tax rate from continuing operations was 69.6% in 2017 compared with 25.7% in 2016. The increase in the 2017 effective tax rate is primarily due to a provisional $96.7 million income tax charge recorded as a result of the Tax Cuts and Jobs Act (the Act) enacted in December 2017. Excluding the impact of the Act, the Company’s 2017 effective tax rate would have been 20.2%. The comparable decrease from 25.7% to 20.2% is due to the adjustment of the Swiss valuation reserves worth $0.12 of earnings per share, the settlement of tax audits and closure of tax years for various tax jurisdictions, and the change in the mix of earnings. These items were partially offset by the expiration of certain tax holidays.

2018 Outlook

Barnes Group expects 2018 total revenue growth of 4% to 6%, with organic sales growth of 3% to 5%. Foreign exchange is anticipated to benefit revenues by approximately 1% for the year. Operating margin is forecasted to be in the range of 15.5% to 16.5%. Earnings are expected to be in the range of $2.98 to $3.13 per diluted share, up 3% to 9% from 2017’s adjusted diluted earnings per share of $2.88. Further,

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the Company anticipates capital expenditures of between $60 million to $65 million and cash conversion of greater than 100% of net income. Based upon our forecasted geographic mix of earnings, the effective tax rate for 2018 is expected to be between 25% and 26%. The Company does not expect the new Revenue Recognition standard to have a material impact on future revenues or net income.

“2017 was a good year for Barnes Group even as we dealt with some operational challenges within one of our Industrial businesses. As we move beyond this in the first half of 2018, we anticipate solid revenue growth, improved financial performance, and good cash generation. With our supportive balance sheet, we will continue to invest in organic growth opportunities and strategic acquisitions that position us well for the future,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2017 results at 8:30 a.m. ET today, February 16, 2018. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (866) 393-4306 in the U.S. or (734) 385-2616 outside of the U.S.; Conference ID 3989187. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 16, 2018 until 11:59 p.m. (ET) on Friday, February 23, 2018, by dialing (404) 537-3406; Conference ID 3989187.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties

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relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; the impact of new or revised tax laws and regulations; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net sales	$373,048	$324,167	15.1	$1,436,499	$1,230,754	16.7

Cost of sales	246,933	208,271	18.6	939,288	790,299	18.9
Selling and administrative expenses	76,511	64,522	18.6	286,933	248,277	15.6
	323,444	272,793	18.6	1,226,221	1,038,576	18.1
Operating income	49,604	51,374	(3.4)	210,278	192,178	9.4

Operating margin	13.3%	15.8%		14.6%	15.6%

Interest expense	3,934	3,057	28.7	14,571	11,883	22.6
Other expense (income), net	(767)	(2,351)	NM	8	(2,326)	NM
Income before income taxes	46,437	50,668	(8.4)	195,699	182,621	7.2
Income taxes	105,685	13,954	NM	136,284	47,020	NM
Net (loss) income	$(59,248)	$36,714	NM	$59,415	$135,601	(56.2)

Common dividends	$7,509	$6,991	7.4	$29,551	$27,435	7.7

Per common share:
Net (loss) income:
Basic	$(1.10)	$0.68	NM	$1.10	$2.50	(56.0)
Diluted	(1.10)	0.67	NM	1.09	2.48	(56.0)
Dividends	0.14	0.13	7.7	0.55	0.51	7.8

Weighted average common shares outstanding:
Basic	53,874,164	54,133,060	(0.5)	54,073,407	54,191,013	(0.2)
Diluted	53,874,164	54,574,734	(1.3)	54,605,298	54,631,313	—
NM - Not Meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	% Change		2017	2016	% Change
Net sales
Industrial	$254,334	$215,682	17.9		$973,890	$824,216	18.2
Aerospace	118,718	108,486	9.4		462,617	406,541	13.8
Intersegment sales	(4)	(1)			(8)	(3)
Total net sales	$373,048	$324,167	15.1		$1,436,499	$1,230,754	16.7

Operating profit
Industrial	$26,899	$30,232	(11.0)		$127,056	$129,677	(2.0)
Aerospace	22,705	21,142	7.4		83,222	62,501	33.2
Total operating profit	$49,604	$51,374	(3.4)		$210,278	$192,178	9.4

Operating margin			Change				Change
Industrial	10.6%	14.0%	(340)	bps.	13.0%	15.7%	(270)	bps.
Aerospace	19.1%	19.5%	(40)	bps.	18.0%	15.4%	260	bps.
Total operating margin	13.3%	15.8%	(250)	bps.	14.6%	15.6%	(100)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$145,290	$66,447
Accounts receivable	348,943	287,123
Inventories	241,962	227,759
Prepaid expenses and other current assets	32,526	27,163
Total current assets	768,721	608,492

Deferred income taxes	12,161	25,433
Property, plant and equipment, net	359,298	334,489
Goodwill	690,223	633,436
Other intangible assets, net	507,042	522,258
Other assets	28,271	13,431
Total assets	$2,365,716	$2,137,539

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$5,669	$30,825
Accounts payable	127,521	112,024
Accrued liabilities	181,241	156,967
Long-term debt - current	1,330	2,067
Total current liabilities	315,761	301,883

Long-term debt	525,597	468,062
Accrued retirement benefits	89,000	109,350
Deferred income taxes	73,505	66,446
Long-term tax liability	79,770	—
Other liabilities	21,762	23,440

Total stockholders' equity	1,260,321	1,168,358
Total liabilities and stockholders' equity	$2,365,716	$2,137,539

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
Operating activities:
Net income	$59,415	$135,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,150	80,154
Gain on disposition of property, plant and equipment	(246)	(349)
Stock compensation expense	12,279	11,493
Effect of U.S. tax reform on deferred tax assets	4,152	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(50,082)	(23,057)
Inventories	(173)	1,989
Prepaid expenses and other current assets	(4,241)	569
Accounts payable	12,018	11,778
Accrued liabilities	14,439	15,825
Deferred income taxes	3,589	(2,210)
Long-term retirement benefits	(16,349)	(15,492)
Long-term tax liability	79,770	—
Other	(801)	1,345
Net cash provided by operating activities	203,920	217,646

Investing activities:
Proceeds from disposition of property, plant and equipment	2,594	780
Capital expenditures	(58,712)	(47,577)
Business acquisitions, net of cash acquired	(8,922)	(128,613)
Component Repair Program payments	—	(4,100)
Other	(3,000)	—
Net cash used by investing activities	(68,040)	(179,510)

Financing activities:
Net change in other borrowings	(25,304)	8,375
Payments on long-term debt	(73,161)	(321,506)
Proceeds from the issuance of long-term debt	129,118	303,277
Proceeds from the issuance of common stock	2,408	4,611
Common stock repurchases	(40,791)	(20,520)
Dividends paid	(29,551)	(27,435)
Withholding taxes paid on stock issuances	(5,380)	(4,885)
Other	(21,090)	4,771
Net cash used by financing activities	(63,751)	(53,312)

Effect of exchange rate changes on cash flows	6,714	(2,303)
Increase (decrease) in cash and cash equivalents	78,843	(17,479)

Cash and cash equivalents at beginning of year	66,447	83,926
Cash and cash equivalents at end of year	$145,290	$66,447

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
Free cash flow:
Net cash provided by operating activities	$203,920	$217,646
Capital expenditures	(58,712)	(47,577)
Free cash flow (1)	$145,208	$170,069

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	59,415	135,601
Effects of U.S. tax reform	96,700	—
Net income (as adjusted) (2)	$156,115	$135,601

Free cash flow to net income cash conversion ratio (as adjusted) (2)	93%	125%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the effects of U.S. tax reform, commonly referred to as the Tax Cuts and Jobs Act, from 2017 net income.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	% Change		2017	2016	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$26,899	$30,232	(11.0)		$127,056	$129,677	(2.0)
Acquisition transaction costs	—	(14)			—	1,164
FOBOHA short-term purchase accounting adjustments	—	1,786			2,294	2,316
Restructuring actions	1,406	—			13	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$28,305	$32,004	(11.6)		$129,363	$133,157	(2.8)

Operating Margin - Industrial Segment (GAAP)	10.6%	14.0%	(340)	bps.	13.0%	15.7%	(270)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	11.1%	14.8%	(370)	bps.	13.3%	16.2%	(290)	bps.

Operating Profit - Aerospace Segment (GAAP)	$22,705	$21,142	7.4		$83,222	$62,501	33.2
Contract termination dispute charges	—	7			—	3,005
Contract termination arbitration award	—	(1,371)			—	(1,371)
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$22,705	$19,778	14.8		$83,222	$64,135	29.8

Operating Margin - Aerospace Segment (GAAP)	19.1%	19.5%	(40)	bps.	18.0%	15.4%	260	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	19.1%	18.2%	90	bps.	18.0%	15.8%	220	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$49,604	$51,374	(3.4)		$210,278	$192,178	9.4
Acquisition transaction costs	—	(14)			—	1,164
FOBOHA short-term purchase accounting adjustments	—	1,786			2,294	2,316
Restructuring actions	1,406	—			13	—
Contract termination dispute charges	—	7			—	3,005
Contract termination arbitration award	—	(1,371)			—	(1,371)
Operating Income as adjusted (Non-GAAP) (1)	$51,010	$51,782	(1.5)		$212,585	$197,292	7.8

Operating Margin (GAAP)	13.3%	15.8%	(250)	bps.	14.6%	15.6%	(100)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	13.7%	16.0%	(230)	bps.	14.8%	16.0%	(120)	bps.

Diluted Net (Loss) Income per Share (GAAP)	$(1.10)	$0.67	NM		$1.09	$2.48	(56.0)
Acquisition transaction costs	—	—			—	0.02
FOBOHA short-term purchase accounting adjustments	—	0.03			0.03	0.03
Restructuring actions	0.02	—			(0.01)	—
Contract termination dispute charges	—	—			—	0.03
Contract termination arbitration award	—	(0.03)			—	(0.03)
Effects of U.S. tax reform	1.79	—			1.77	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.71	$0.67	6.0		$2.88	$2.53	13.8

			Full-Year 2018 Outlook
Diluted Net Income per Share (GAAP)			$2.98	to	$3.13

NM - Not Meaningful
Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2017: 1) short-term purchase accounting adjustments related to its FOBOHA acquisition, 2) the net loss (gain) from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment and 3) the effects of U.S. tax reform commonly referred to as the Tax Cuts and Jobs Act ($96,700). The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges related to the contract termination dispute and 4) operating income related to the contract termination arbitration award and the non-operating interest income awarded. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item and range from approximately 19% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.